UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2025

VERADIGM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Chicago, Illinois		60654
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 334-8534

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MDRX	N/A (OTC Expert Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim Chief Executive Officer Separation Agreement

On April 22, 2025, Veradigm Inc. (the “Company”) and Thomas Langan, the Company’s Interim Chief Executive Officer, President and Chief Commercial Officer, entered into a Separation Agreement (the “Langan Separation Agreement”), pursuant to which Mr. Langan’s employment with the Company will terminate effective July 31, 2025 (the “Termination Date”). Subject to Mr. Langan’s continued employment through the Termination Date, his execution and non-revocation of a release of claims in favor of the Company and his continued compliance with the terms of the Langan Separation Agreement, Mr. Langan will be entitled to receive (i) $1,400,000, representing an amount equal to 12 months of his base salary plus his target annual bonus, payable in substantially equal installments over a 12-month period following the Termination Date; (ii) a lump sum cash payment in the amount of $406,000, representing a pro-rated annual bonus, based on target performance; (iii) continued health and dental insurance coverage at active employee rates for a period of 12 months following the Termination Date; and (iv) reimbursement by the Company of up to $10,000 in attorneys’ fees incurred in connection with the review and negotiation of the Langan Separation Agreement. In addition, subject to the terms of the applicable Company equity incentive plan and award agreement, upon the 60th day following the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition (but no earlier than the 60th day following the Termination Date), and based on the level of performance achieved), the unvested portions of the stock options, restricted stock units or other equity awards granted to Mr. Langan will vest to the extent that such portions would have vested as of July 31, 2027 had Mr. Langan remained continuously employed by Company through such date. Except as otherwise set forth in the Langan Separation Agreement, Mr. Langan remains subject to the restrictive covenants set forth in his Employment Agreement, effective February 13, 2018, by and between him and the Company, as well as any non-solicitation, non-interference, non-competition, non-disclosure or other restrictive covenant obligations set forth in any equity award agreement between the Company and Mr. Langan.

The above description of the Langan Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Langan Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Interim Chief Financial Officer Extension Agreement

As previously disclosed, on December 8, 2023, the Company announced the appointment of Mr. Leland Westerfield as the Company’s Interim Chief Financial Officer, to serve as the Company’s principal financial officer and principal accounting officer, effective December 7, 2023, for an initial term of six months through June 7, 2024, and on May 27, 2024, the Company entered into an extension letter agreement with Mr. Westerfield to extend his employment through December 31, 2024. On December 31, 2024, the Company entered into an additional extension letter agreement with Mr. Westerfield to further extend his employment through June 30, 2025. On April 22, 2025, the Company entered into an additional extension letter agreement with Mr. Westerfield to further extend his employment through December 31, 2025 (the “Third Extension Agreement”).

The Third Extension Agreement also provides that, in the event of a termination of Mr. Westerfield’s employment (other than a termination by the Company for cause or a resignation by Mr. Westerfield that is not for good reason), subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Westerfield is entitled to continue receiving base salary compensation through December 31, 2025 and for a period ending five months following December 31, 2025.

The above description of the Third Extension Agreement is not complete and is qualified in its entirety by reference to the full text of the Third Extension Agreement, which is as Exhibit 10.2 hereto and incorporated herein by reference herein.

Item 7.01.	Regulation FD Disclosure.

The board of directors of the Company (the “Board”) has initiated a search process for a permanent Chief Executive Officer. Mr. Langan declined the Board’s invitation to participate as a candidate in the search process.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of April 22, 2025, by and between Veradigm Inc. and Tom Langan

10.2	Letter Agreement, dated April 22, 2025, by and between Veradigm Inc. and Leland Westerfield

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERADIGM INC.

Date: April 22, 2025	By:	/s/ Eric Jacobson
Eric Jacobson
Senior Vice President, Deputy General Counsel and Corporate Secretary